May 1, 2008

Re: FINANCE BOARD RAISES SEATTLE BANK'S DIVIDEND CEILING

Dear Seattle Bank Members,

In December 2007, the Federal Home Loan Bank of Seattle requested that the Federal Housing Finance Board remove the restrictions on our payment of dividends to our members and allow the bank to repurchase our members' excess Class B stock.

On April 24, 2008, the Finance Board informed us of its decision to raise the ceiling on the Seattle Bank's dividend payments from 50 percent to 75 percent of year-to-date GAAP net income, but not to allow the bank to repurchase excess Class B stock at this time. The Seattle Bank retains the ability to redeem Class B stock following the expiration of the statutory five-year redemption period, and there are no restrictions on our ability to repurchase Class A stock.

The Seattle Bank filed its requests with the Finance Board based on the considerable financial progress our cooperative has made over the past two years. As reported in our 2007 financial results, the Seattle Bank earned $70.7 million in 2007 compared to $25.8 million in 2006 and $1.7 million in 2005. In addition:

  Advances outstanding totaled $45.5 billion at December 31, 2007, increasing year-over-year by 62.8 percent and 30.4 percent, respectively, from 2006 and 2005.
  Total assets were $64.2 billion at December 31, 2007, reflecting year-over-year increases of
  20.0 percent and 1.9 percent, respectively, from 2006 and 2005.
  Retained earnings were $148.7 million at December 31, 2007, reflecting year-over-year increases of 61.0 percent and 34.4 percent, respectively, from 2006 and 2005.

We are particularly gratified that throughout the recent credit market crisis, the Seattle Bank has continued to serve as a reliable source of liquidity and funding for our members. At the same time, we have continued to pay a market-rate dividend on our Class A stock and increased the dividend on our Class B stock.

We are encouraged by the Finance Board's action to raise the ceiling on our dividend payments, but we are obviously disappointed that we will not be able to repurchase your excess Class B stock at this time. Rest assured that, as circumstances warrant, we will resubmit our requests to remove the remaining restriction on our dividend payments and to allow the repurchase of excess Class B stock.

We have made great progress in our business turnaround, and we will continue our efforts to further strengthen our cooperative. We thank you for your business and your continued support.

Sincerely,

Mike C. Daly
Chairman of the Board

Richard M. Riccobono
President and CEO